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                                                                   EXHIBIT 10.13

                              EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "AGREEMENT") is made in Medina, Ohio and entered into by and between Corrpro Companies, Inc., an Ohio corporation (the "COMPANY") and Joseph P. Lahey ("EXECUTIVE") effective as of May 3, 2004.

                                   WITNESSETH:

In consideration of the recitals, the mutual covenants and agreements contained in this Agreement, and other good and valuable consideration, the parties agree as follows

                           SECTION 1 - TERM AND DUTIES

      1.1 TERM. The Company shall employ Executive, subject to the provisions of this Agreement, effective May 3, 2004 and ending on April 30, 2006, unless Executive's employment terminates earlier as provided herein.

      1.2 EXTENDED TERM. Beginning on May 1, 2005, this Agreement shall be automatically extended on each May 1 for one additional year, unless either party provides written notice to the other party at least 30 days prior to the applicable May 1 of any year that such party does not consent to such extension; therefore, unless such notice is timely given, on May 1, 2005, the term shall be extended to April 30, 2007. In the event:

            (a) the Company provides written notice to Executive that it does not consent to an extension of the Agreement, the Company may remove Executive from Executive's position and notify Executive that the Company will require specified limited services, or no further services, from Executive for the remainder of the term of this Agreement, provided that the Company shall continue to pay compensation and provide benefits (as described in Section 2 below) to Executive until the expiration of the term of this Agreement. If Executive (i) is employed by the Company on the date the term of the Agreement expires; (ii) is terminated by the Company without Good Cause (as defined in Section 7.1) prior to the date the term of the Agreement expires; or (iii) voluntarily resigns with the written consent of the Company prior to the date that the term of the Agreement expires; notice from the Company that it does not consent to an extension of the Agreement shall be deemed a termination of Executive without Good Cause (as defined Section 7.1 below) and shall entitle Executive to severance and benefits for a period of one (1) year following the expiration of the term of this Agreement, payable in accordance with the provisions of Sections 6.1(b) and 6.1(c) below that would apply if Executive's employment was terminated on or before April 30, 2005,

            (b) Executive provides written notice to the Company that he does not consent to an extension of the Agreement, the Company may remove Executive from Executive's position and notify Executive that the Company will require specified limited services, or no further services, from Executive for the remainder of the term of this Agreement, provided that the Company shall continue to pay compensation and provide benefits (as described in Section 2 below) to Executive until the expiration of the term of this Agreement. Removal of Executive from his position by the Company and any limitation on Executive's service in accordance with the preceding sentence shall not be deemed a termination of Executive by the Company without Good Cause and shall not entitle Executive to any of the benefits described in Section 6.1 below.

      1.3 DUTIES. Except as otherwise provided by Section 1.4 below, during Executive's employment pursuant to this Agreement, Executive shall serve as Chief Executive Officer ("CEO") and

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President of the Company. In his capacity as CEO, Executive will retain the right to approve, select and/or hire employees of the Company plus have the authority to determine and implement programs and establish direction for the Company and shall serve at the direction of the Board of Directors of the Company (the "BOARD") and shall be subject to the policies and procedures adopted by the Company from time to time. In addition to the duties and responsibilities as are customarily assigned to individuals serving in the capacity of CEO and President and such other duties as may be specified by the Board from time to time, Executive's duties shall also include maintaining a regular presence in the Company's Medina, Ohio office. So long as Executive serves as CEO, the Company shall nominate Executive to serve as a director on the Board and shall use its best efforts to facilitate Executive's election. Notwithstanding the foregoing, the employment of any senior level executives who directly report to Executive shall be subject to the approval of the Board. Executive agrees to serve as an officer or director of such of the Company's subsidiaries or affiliates as the Company may reasonably request. Executive agrees to resign as a director of the Company upon termination of Executive's employment with the Company under this Agreement for any reason.

      1.4 CHANGES IN STATUS. The Company agrees that it will not, without Executive's consent, (i) assign to Executive duties materially inconsistent with or which materially diminish Executive's current positions, authority, duties, responsibilities and status with the Company; or (ii) materially change Executive's title as currently in effect. Except as so limited, the powers and duties of Executive are to be more specifically determined and set by the Company from time to time. Notwithstanding the foregoing, in the event the Company becomes a subsidiary of another entity, so long as Executive retains the title of President and his duties remain customary for and consistent with those assigned to the President of a subsidiary in a larger group of entities and the Company remains in compliance with the other terms of this Agreement (including, without limitation, the provisions of Section 2), then (i) the Company shall not have been deemed to have assigned Executive duties materially inconsistent with or which materially diminish Executive's current positions, authority, duties, responsibilities and status with the Company and (ii) Executive's title as currently in effect shall not be deemed to have been materially changed, even if Executive no longer has the title of CEO or serves as a director on the Board of the Company.

                      SECTION 2 - COMPENSATION AND BENEFITS

      2.1 BASE SALARY. During Executive's employment pursuant to this Agreement, Executive shall receive an annual base salary of two hundred eighty five thousand U.S. Dollars (U.S. $285,000) as compensation for Executive's services to the Company (the "BASE COMPENSATION"), such compensation to be payable in regular installments in accordance with the Company's policy for salaried employees.

      2.2 SALARY ADJUSTMENTS. Effective as of May 1 of each fiscal year of the Company during Executive's employment pursuant to this Agreement, the Base Compensation shall be set by the Board (or its designated committee). In the event the Base Compensation is adjusted, such adjusted Base Compensation shall be payable to Executive under this Agreement for that fiscal year, provided that no downward adjustment shall be made without Executive's consent.

      2.3 VACATION. Executive shall be entitled to four (4) weeks of paid vacation each year of this Agreement to be taken in accordance with the Company's policy then in effect.

      2.4 ANNUAL BONUS PLAN. For each fiscal year ending during the term of this Agreement, Executive shall be eligible to receive an annual incentive bonus with a target payout of 50% of his Base Compensation for such fiscal year (the "TARGET ANNUAL BONUS"), payable after the end of each fiscal year after the completion of the annual audit of the Company with respect to such fiscal year,

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provided that the performance objectives established by the Board for both the
Company and Executive are attained. Executive's Target Annual Bonus will be pro-rated based on the number of full months, if less than twelve (12), that Executive is employed in the applicable fiscal year. The Board may amend or adjust its performance objectives to the extent reasonably necessary or appropriate to take into account the impact of (i) a material corporate event, such as the consummation of an acquisition, or (ii) a material one-time event, such as a restructuring charge or refinancing; and provided further, that any such amendment or adjustment shall be consistent with the spirit and intent of the earlier bonus as to manner of computation and opportunity for substantially similar amounts. After the first year of this Agreement, the Board may review the bonus program on an annual basis to ensure that it continues to provide appropriate compensation for performance, and to take into account any significant change in circumstances or the structure of the Company.

      2.5 AUTOMOBILE ALLOWANCE. The Company will provide Executive with an automobile allowance of $700 per month to cover the monthly costs associated with leasing or purchasing an automobile and the operating costs relating to such automobile (including insurance, maintenance, toll charges, and rental of garage space). Executive may also use the automobile for reasonable personal use.

      2.6 TEMPORARY LIVING ALLOWANCE. During Executive's first sixty (60) days of employment pursuant to this Agreement, the Company will directly pay or, upon presentation of appropriate documentation, will reimburse Executive for reasonable living expenses in connection with maintaining a residence in the Medina, Ohio area (including, but not limited to, ordinary and necessary expenses for meals and the cost of suitable temporary housing reasonably necessary to permit Executive to perform services for the Company in the Medina, Ohio area).

      2.7 TRAVEL TO MEDINA, OHIO. During Executive's employment pursuant to this Agreement, the Company will directly pay or, upon presentation of appropriate documentation, will reimburse Executive up to $20,000 per fiscal year for his reasonable travel expenses (other than automobile rental expenses and/or costs associated with other ground transportation, except as otherwise provided by Section 2.5, and other than meals and lodging, except as otherwise provided by Section 2.6 above) in connection with travel from his home in the Houston, Texas area to the Medina, Ohio area in order to maintain a regular presence in the Company's Medina, Ohio office as required by Section 1.3 above. After the first year of this Agreement, the Board may review the amount allocated for travel by Executive to Medina, Ohio set forth in this Section 2.7 on an annual basis to ensure that it is sufficient to enable Executive to maintain a regular presence in the Company's Medina, Ohio office, and to take into account any significant change in circumstances or the structure of the Company.

      2.8 BENEFIT PLANS. During Executive's employment pursuant to this Agreement, subject to eligibility and applicable employee contributions, and except as otherwise expressly provided in this Agreement, Executive shall be entitled to participate on substantially the same terms as other senior level executives of the Company in all employee benefit and executive benefit plans, pension plans, medical benefit plans, group life insurance plans, hospitalization plans, or other employee welfare plans that the Company may adopt from time to time during Executive's employment pursuant to this Agreement, and as such plans may be modified, amended, terminated, or replaced from time to time. In addition, Executive shall receive such other compensation as the Board (or a committee thereof designated by the Board) may from time to time determine to pay Executive whether in the form of bonuses, stock options, incentive compensation or otherwise.

      2.9 EXPENSE REIMBURSEMENTS. The Company shall reimburse, in accordance with Company policy, Executive's ordinary and reasonable business expenses, including professional dues, expenses, and continuing education expenses for maintaining certifications, incurred in furtherance of Executive's performance of Executive's duties under this Agreement.

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      2.10  FRINGE BENEFITS. During his employment pursuant to this Agreement, and except as otherwise provided in this Agreement, Executive shall be entitled to participate on substantially the same terms and conditions in the Company sponsored fringe benefits generally provided to similarly situated personnel, such as sick pay.

      2.11 OPTIONS. Within the first six (6) months of this Agreement and subject to approval of the Company's shareholders, the Company will issue to Executive an option to purchase a minimum of 200,000 shares of common stock of the Company with an exercise price equal to the fair market value of the stock on the Determination Date and an option to purchase a minimum of 200,000 shares of common stock of the Company with an exercise price equal to 200% of the fair market value of the stock on the Determination Date; for purposes of this Agreement, "Determination Date" shall mean the 90th day after the consummation of the issuance and sale of the redeemable preferred stock of the Company to CorrPro Investments, LLC, a Delaware limited liability company (the "CLOSING") and "fair market value of the stock on the Determination Date" shall mean that value of one share of the common stock of the Company calculated on the 90th day after the Closing using the volume weighted average prices on the American Stock Exchange of such stock for the 30 day period prior to the 90th day after the Closing, or, if such average is not available, using the average of the closing sale prices for such stock for the 30 day period prior to the 90th day after the Closing. Any options granted in accordance with this Section 2.11 shall be subject to the terms and conditions of the applicable plan and corresponding option agreement under which such options are granted and shall include the following terms: (i) vesting in five equal installments over five years beginning on the date of grant of such option (subject to early termination or forfeiture in accordance with the terms of the applicable plan); (ii) a 10 year term (subject to early termination or forfeiture in accordance with the terms of the applicable plan); (iii) immediate forfeiture of any options (both vested and unvested) granted in accordance with this Section 2.11 in the event Executive violates any of the provisions of Section 4 below; and (iv) in the event of a "change of control" (as defined in the applicable plan), such options shall become 100% vested. For purposes of the immediately preceding sentence, notwithstanding the definition of "change of control" set forth in the applicable plan, if at any time either of the following events occurs, it shall be treated as a "change in control" for purposes of vesting any unvested options granted in accordance with this Section 2.11: (i) any "person" (as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) becomes the beneficial owner, directly or indirectly, of securities of the Company (excluding any securities of which such person is deemed to be the beneficial owner pursuant to Section 13d-3(d)(1)(i) of the Exchange Act or any successor provision thereof), which comprise the then current right to vote representing fifty-one percent (51%) or more of the combined voting power of the Company's then outstanding voting securities (other than by reason of the acquisition of securities by the Company or an employee benefit plan (or any trust funding such plan) maintained by the Company, or by reason of the new issuance of securities directly by the Company); or (ii) a sale of all or substantially all of the Company's assets; provided that transfers or distributions by a person to any of its affiliates, subsidiaries, parents, stockholders, members or other interest holders shall not constitute a "change in control."

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                   SECTION 3 - TIME COMMITMENT AND PERFORMANCE

      Executive shall devote Executive's best efforts and all of Executive's business time, attention, and skill to the business and the operations of the Company and shall perform Executive's duties and conduct himself at all times in a manner consistent with Executive's appointment as CEO and President of the Company; except, however, Executive may serve on corporate, civic, or charitable boards or committees and manage Executive's personal investments and affairs provided such activities do not interfere with the performance of Executive's duties under this Agreement and provided Executive keeps the Board reasonably informed of Executive's commitments.

               SECTION 4 - COMPETITIVE ACTIVITY/OTHER RESTRICTIONS

      Executive agrees to be subject to the restrictions on competition and other activities set forth in this Section 4 during the "Restriction Period". For purposes of this Section 4, the "Restriction Period" is the period beginning on the effective date of this Agreement and ending on either (i) the date one
(1) year immediately following a termination of Executive's employment under this Agreement (other than a termination of Executive's employment on or after May 1, 2005 that entitles Executive to severance payments in accordance with
Section 6.1(b)); or (ii) the date two (2) years immediately following any termination of Executive's employment under this Agreement on or after May 1, 2005 that entitles Executive to severance payments in accordance with Section 6.1(b).

            (a) Executive agrees that he shall not directly or indirectly either for himself or on behalf of any other corporation, partnership, person, group, or entity engage in the business of (i) manufacturing, distributing, selling or providing corrosion control services, systems, material or equipment, including without limitation cathodic protection services and pipeline integrity services, (ii) manufacturing, distributing, selling, or providing coatings or coating services, or (iii) any other business in which the Company directly or indirectly engages during the term of the Agreement; provided, however, that the restriction in this Section 4 shall apply only to the reasonable and limited geographic area consisting of any state or country in which the Company directly or indirectly has offices, operations, or customers, or otherwise conducts business. For purposes of this Section 4, Executive shall be deemed to engage in a business if he directly or indirectly, engages or invests in, owns, manages, operates, controls or participates in the ownership, management, operation or control of, is employed by, associated or in any manner connected with, or renders services or advice to, any business engaged in (i) manufacturing, distributing, selling or providing corrosion control services, systems, material or equipment, including without limitation cathodic protection services and pipeline integrity services, (ii) manufacturing, distributing, selling, or providing coatings or coating services, or (iii) any other business in which the Company directly or indirectly engages during the term of the Agreement; provided, however, that Executive may invest in the securities of any enterprise (but without otherwise participating in the activities of such enterprise) if (x) such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934 and (y) Executive does not beneficially own (as defined Rule 13d-3 promulgated under the Securities Exchange Act of 1934) in excess of 5% of the outstanding capital stock of such enterprise;

            (b) Executive shall not, directly or indirectly, call on, solicit or take away any of the customers or potential customers of the Company on whom Executive called or with whom Executive became acquainted or of which Executive learned during employment with the Company.

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            (c)   Executive shall not, directly or indirectly, solicit for
      employment any employee of the Company or encourage, induce, attempt to induce, or assist another to induce or attempt to induce any employee of the Company to terminate his employment with the Company.

            (d) Executive shall not materially interfere, in any manner, with the business, trade, goodwill, sources of supply, or customers of the Company.

      Executive agrees that if a court of competent jurisdiction determines that the length of time or any other restriction, or portion thereof, set forth in this Section 4 is overly restrictive and unenforceable, the court may reduce or modify such restrictions to those which it deems reasonable and enforceable under the circumstances, and as so reduced or modified, the parties hereto agree that the restrictions of this Section 4 shall remain in full force and effect. Executive further agrees that if a court of competent jurisdiction determines that any provision of this Section 4 is invalid or against public policy, the remaining provisions of this Section 4 and the remainder of this Agreement shall not be affected thereby, and shall remain in full force and effect.

      Executive acknowledges that the business of the Company and its affiliates is international in scope and that the restrictions imposed by this Agreement are legitimate, reasonable and necessary to protect the Company's and its affiliates' investment in their businesses and the goodwill thereof. Executive acknowledges that the scope and duration of the restrictions contained herein are reasonable in light of the time that Executive has been engaged in the business of the Company and its affiliates, Executive's reputation in the markets for the Company's and its affiliates' businesses and Executive's relationship with the suppliers, customers and clients of the Company and its affiliates. Executive further acknowledges that the restrictions contained herein are not burdensome to Executive in light of the consideration paid therefor and the other opportunities that remain open to Executive. Except as otherwise provided herein, this Section 4 shall survive the termination of this Agreement.

            SECTION 5 - PROPRIETARY INFORMATION/INTELLECTUAL PROPERTY

      5.1 PROPRIETARY INFORMATION. During his employment pursuant to this Agreement and at any time thereafter, Executive shall not disclose, or cause to be disclosed in any manner, to any corporation, partnership, person, group, or entity (other than to the Company's employees or authorized representatives, or in the ordinary course of business consistent with the Company's policy regarding trade secrets) or otherwise use for any purpose other than the Company's business, any trade secrets or confidential or proprietary information of the Company, including, but not limited to, the following:

            (i)   The Company's customer or prospective customer lists;

            (ii) Information concerning the Company's promotional, pricing, or marketing practices;

            (iii) The Company's business records; and

            (iv) The Company's trade secrets and other confidential and proprietary information.

      Upon termination of Executive's employment under any circumstances, Executive or his estate or representatives, shall promptly return to the Company all property of the Company, including any and all electronic devices and related data storage devices and shall destroy or erase any data that cannot be returned. This Section 5 shall survive the termination of this Agreement.

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      5.2   COPYRIGHTS/TRADEMARKS. Any copyrightable works created by Executive during this Agreement shall be deemed work for hire to the extent permitted by law and the Company shall have the sole right to any such copyright. In the event that any work created by Executive does not qualify as work for hire, Executive agrees to assign his right in the work to the Company, as provided by
Section 5.4 below.

      5.3 INVENTIONS. Executive will communicate to the Company promptly and fully and hereby assigns all of Executive's rights in all inventions or improvements made or conceived by Executive (alone or jointly with others) during Executive's employment with the Company and for a period of one year thereafter, which are along the lines of the business, work, or investigations of the Company or that result from or are suggested by any work Executive may do for the Company. Executive agrees that any such invention or improvement, whether or not patentable, shall be and remain the sole and exclusive property of the Company. Executive agrees to keep and maintain adequate and current written records of all such inventions or improvements at all stages thereof, which records shall be and remain the property of the Company. Executive agrees to take such actions and execute such documents and instruments, including but not limited to patent applications, as the Company requests to vest or maintain title to such inventions or improvements in the Company or otherwise to carry out the intent of this Agreement.

      5.4 OTHER PROVISIONS/EXCLUSIONS. Executive understands, acknowledges and agrees that all Developments (as hereinafter defined) shall be made for hire by Executive for the Company. "Developments" means any idea, discovery, invention, design, method, technique, improvement, enhancement, development, computer program, machine, algorithm or other work or authorship that (i) relates to the business or operations of the Company, or (ii) results from or is suggested by any undertaking assigned to Executive or work performed by Executive for or on behalf of the Company, whether created alone or with others, during or outside working hours. All confidential or proprietary information described in Section
5.1 above and all Developments shall remain the sole property of the Company. Executive shall acquire no proprietary interest in any confidential or proprietary information described in Section 5.1 above or Developments developed or acquired while Executive is required to provide services to the Company hereunder. To the extent Executive may, by operation of law or otherwise, acquire any right, title or interest in or to any confidential or proprietary information described in Section 5.1 above or Development, Executive hereby assigns to the Company all such proprietary rights. Executive shall, both during the term of this Agreement and thereafter, upon the Company's request, promptly execute and deliver to the Company all such assignments, certificates and instruments, and shall promptly perform such other acts, as the Company may from time to time in its reasonable discretion deem necessary or desirable to evidence, establish, maintain, perfect, enforce or defend the Company's rights in Developments and in the proprietary information, inventions, copyrights, and trademarks otherwise described in this Section 5.

      5.5 MATERIAL MADE PRIOR TO EMPLOYMENT. Notwithstanding the foregoing, Executive's inventions and improvements, patented and unpatented, trademarks, and copyrighted material that were made prior to Executive's employment by the Company, and that are listed on an attached exhibit, if any, shall be excluded from the operation of this Agreement.

     SECTION 6 - RESIGNATION DUE TO COMPANY FAILING TO HONOR ITS OBLIGATIONS
                       AND TERMINATION WITHOUT GOOD CAUSE

      6.1 GENERALLY. Executive may resign Executive's employment and terminate this Agreement if the Company fails to honor its obligations, subject to the procedures as provided in this Section 6. The Company may terminate Executive's employment for any reason at any time upon thirty (30) days notice to Executive. Anything to the contrary contained in this Agreement notwithstanding, if

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either (i) the Company fails to honor any of its obligations under this
Agreement, and if the Company does not cure the determined failure within thirty
(30) days after a determination of a failure in accordance with the procedures set forth below and if as a result Executive resigns Executive's employment with the Company, or (ii) the Company terminates Executive's employment with the Company under this Agreement without Good Cause (as defined in Section 7.1), Executive shall be entitled to receive and the Company shall pay to Executive the following:

            (a) SALARY. Executive's Base Compensation and auto allowance, if any, earned through the date of resignation or termination and a lump sum payment for any unused vacation shall be paid on or before the next regularly scheduled pay-date after the effective date of the resignation or termination.

            (b) SEVERANCE. If Executive is entitled to receive benefits under this Section 6.1(b) as a result of a resignation by Executive or termination of Executive's employment by the Company that occurs on or before April 30, 2005, Executive shall be entitled to payments for a period of one (1) year, paid in consecutive periodic payments commencing on the first pay day in the month following such resignation or termination, in the aggregate amount equal to twelve (12) months of Executive's Base Compensation and auto allowance, if any, then in effect, provided that in the event of Executive's death prior to the receipt of all payments, any remaining payments shall be made to Executive's estate. If Executive is entitled to receive benefits under this Section 6.1(b) as a result of a resignation by Executive or termination of Executive's employment by the Company that occurs on or after May 1, 2005, Executive shall be entitled to payments for a period of two (2) years, paid in consecutive periodic payments commencing on the first pay day in the month following such resignation or termination, in the aggregate amount equal to twenty-four (24) months of Executive's Base Compensation and auto allowance, if any, then in effect, provided that in the event of Executive's death prior to the receipt of all payments, any remaining payments shall be made to Executive's estate.

            (c) BENEFITS. If Executive is entitled to receive benefits under this Section 6.1(c) as a result of a resignation by Executive or termination of Executive's employment by the Company that occurs on or before April 30, 2005, Executive and his eligible dependents may continue coverage under the Company sponsored benefit plans following such termination for a period of up to twelve (12) months, subject to applicable premium contributions and to the extent permitted by law or by the terms of such plans. If Executive is entitled to receive benefits under this Section 6.1(c) as a result of a resignation by Executive or termination of Executive's employment by the Company that occurs on or after May 1, 2005, Executive and his eligible dependents may continue coverage under the Company sponsored benefit plans following such termination for a period of up to twenty-four (24) months, subject to applicable premium contributions and to the extent permitted by law or by the terms of such plans. If Executive is eligible for and elects continuation coverage under the Company's United States medical plan, then the Company agrees to pay the same portion of Executive's individual premiums for such coverage as the portion of said premiums that the Company paid for Executive immediately prior to his termination of employment, until the earlier of: (i) with respect a resignation or termination that occurs on or before April 30, 2005, the last day of the twelfth (12th) month following Executive's termination of employment, or with respect to a resignation or termination that occurs on or after May 1, 2005, the last day of the twenty-fourth (24th) month following Executive's termination of employment, or (ii) the date Executive's coverage under the Company's United States medical plan terminates for any reason. Thereafter, if Executive is eligible and wishes to continue his continuation coverage and the maximum applicable continuation coverage period has not expired, Executive may continue such coverage, provided, however, Executive shall be solely responsible for payment of the entire premium for such

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      coverage. All benefits (other than those with respect to which continuation is required by law) under this Section 6.1(c) shall cease no later than the death of both Executive and his spouse.

      6.2 PROCEDURES. For purposes of this Section 6, the following procedure shall be used to determine whether the Company has failed to honor any of its obligations under this Agreement:

            (a) Executive shall submit a claim to the Board specifically identifying the nature of the failure;

            (b) within thirty (30) days of receipt of such claim, the Board shall determine whether they agree with Executive that a failure has occurred and shall communicate, in writing, their determination to Executive; and

            (c) if Executive disagrees with the determination of the Board, Executive, within ten (10) days of Executive's receipt of such determination, may submit the claim to arbitration in accordance with the provisions of Section 11.4 of this Agreement, and such determination shall be final and binding upon the Company and Executive.

      6.3 SOLE REMEDY. The payments provided in this Section 6 shall represent the sole remedy for any claim Executive may have arising out of the Company's failure to honor its obligations and termination without Good Cause. The Company may condition payment of amounts due under this Section 6 upon the receipt of a release and covenant not to sue in a form reasonably satisfactory to the Company, the terms of which shall not conflict with the terms of this Agreement.

                     SECTION 7 - TERMINATION FOR GOOD CAUSE

      7.1 GENERALLY. The Company shall have the right to terminate Executive's employment with the Company under this Agreement for Good Cause. As used in this Agreement, the term "GOOD CAUSE" shall mean:

            (a) Any wrongful act or acts by Executive, adverse to the interests of the Company, resulting in, or intended to result directly or indirectly in, significant or personal enrichment of Executive;

            (b) A material failure by Executive substantially to perform his duties with the Company (other than any such failure resulting from incapacity due to mental or physical illness), and such failure results in demonstrably material injury to the Company;

            (c) The willful, wanton, or reckless failure by Executive properly to perform his duties with the Company (other than such failure resulting from incapacity due to mental or physical illness); or

            (d) The indictment for a crime that has caused or may be reasonably expected to cause material injury to the Company, any of its subsidiaries, any of its affiliates or any of their interests, or the conviction of a felony.

      7.2 NOTICE. In the event the Company seeks to terminate this Agreement for Good Cause, the Company shall provide written notice to Executive of the conduct which the Company believes constitutes Good Cause. Executive shall have five (5) business days from receipt of such notice to provide the Company with a written statement setting forth (i) reasons, if any, that such conduct does not

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constitute Good Cause or (ii) Executive's recommendation for a remedy for cure.
Within five (5) business days of receipt of such statement, the Company shall notify Executive in writing whether it accepts Executive's statement or whether the Company intends to proceed to terminate this Agreement for Good Cause. During the notice periods provided in this Section 7.2, the Company may place Executive on paid leave of absence status.

      7.3 PROCEDURES. Executive shall not be deemed to have been terminated for Good Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than sixty percent (60%) of the entire membership of the Board (excluding Executive if a member of the Board) at a meeting of the Board (after reasonable notice to Executive and an opportunity for Executive, together with Executive's counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, Executive was guilty of any of the conduct set forth above in Section 7.1 above. However, pending a final determination of the Board, the Board shall have the authority to place Executive on "leave of absence status," with or without pay in the sole discretion of the Board as determined by a majority of the Board, provided that the Board shall make a final determination within a reasonable time under the facts and circumstances and that if Good Cause is not found Executive shall be paid retroactively for any unpaid leave of absence.

      7.4 NO FURTHER OBLIGATIONS. In the event that the Company shall terminate Executive's employment under this Agreement for Good Cause, the Company shall have no further obligation to Executive under this Agreement except to pay Executive's Base Compensation, auto allowance, if any, and unused vacation earned through the date of termination, on or before the next regularly scheduled pay date after termination, and to perform such other obligations as imposed by law.

       SECTION 8 - VOLUNTARY TERMINATION OTHER THAN SECTION 6, TERMINATION
                     DUE TO DISABILITY OR EXPIRATION OF TERM

      Executive may voluntarily terminate Executive's employment with the Company under this Agreement, other than as provided in Section 6 hereof, upon not less than sixty (60) days prior written notice to the Company, or Executive's employment may terminate in the event of Executive's "total and permanent disability" (as such term is defined by the Company's long-term disability plan). In the event that (i) Executive terminates Executive's employment pursuant to this Section 8, (ii) Executive's employment terminates due to his total and permanent disability, or (iii) Executive's employment terminates upon the expiration of the term of this Agreement, the Company, except as otherwise provided by Section 1.2(a) above, shall have no further obligation to Executive under this Agreement except to pay Executive's Base Compensation, auto allowance, if any, and unused vacation earned through the date of termination and to perform such other obligations as imposed by law. In the event of Executive's voluntary resignation, the Company may remove Executive from Executive's position and notify Executive that the Company will require specified limited services, or no further services, from Executive for the remainder of the term of this Agreement, provided that the Company shall continue to pay compensation and provide benefits (as described in Section 2 above) to Executive until the expiration of the term of this Agreement. Removal of Executive from his position by the Company and any limitation on Executive's service in accordance with the preceding sentence shall not be deemed a termination of Executive by the Company without Good Cause and shall not entitle Executive to any of the benefits described in Section 6.1 above.

                       SECTION 9 - TERMINATION UPON DEATH

      Executive's employment under this Agreement shall terminate upon the death of Executive. Upon such termination, Executive's designated beneficiary, or Executive's personal representative shall receive the payments/benefits described below from the Company:

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            (a)   SALARY. Executive's unpaid Base Compensation, auto allowance, if any, earned through the date of termination and a lump sum payment for any unused vacation shall be paid on or before the next regularly scheduled pay date after termination.

            (b) BONUS. If Executive dies prior to the payment of the annual incentive bonus as provided by Section 2.4 above, then an amount equal to a pro-rata share of the amount that would have been payable to Executive based upon the number of full months Executive was actually employed during such fiscal year shall be paid to Executive's estate at the time such annual incentive bonus would otherwise be payable as provided by
      Section 2.4 above.

            (c) BENEFITS. Benefits will continue for Executive's spouse and eligible dependents only as provided in any applicable Company policy or as otherwise required by law.

                       SECTION 10 - BREACHES AND REMEDIES

      Executive acknowledges and agrees that in the event that Executive violates the undertakings set forth in Section 4 or 5 hereof, other than in an immaterial fashion, in addition to any other rights or remedies to which it may be entitled under law or this Agreement, the Company shall, except as prohibited by applicable law, cease making any severance or other payments hereunder and shall be entitled to enforce the provisions of Section 4 or 5 by injunction or other equitable relief, without having to prove irreparable harm or inadequacy of money damages.

                           SECTION 11 - MISCELLANEOUS

      11.1 SEVERABILITY. The provisions contained in this Agreement are severable and in the event any provision shall be held to be invalid, unenforceable or overbroad, in whole or in part, by a court of competent jurisdiction, the remainder of such provision and of this Agreement shall not be affected thereby and shall be given full force and effect.

      11.2 NOTICES. Any notices, requests, demands, or other communications provided for by this Agreement shall be sufficient if made in writing delivered personally or if sent by registered or certified mail, return receipt requested.

      11.3 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and to the benefit of Executive, Executive's heirs and legal representatives, except that Executive's duties to perform future services are expressly agreed to be personal and not to be assignable or transferable.

      11.4 APPLICABLE LAW, ARBITRATION AND JURISDICTION. This Agreement shall be governed by and construed under the laws of the State of Ohio. The parties agree that any dispute arising out of this employment relationship except for disputes arising under Sections 4 and 5 of this Agreement shall be settled by final and binding arbitration conducted in accordance with the rules of conciliation and arbitration of the American Arbitration Association, such arbitration to be conducted in Cleveland, Ohio, or at such other location as the parties may agree. The decision of the arbitrator shall be final and binding upon all parties. Executive understands that by agreeing to submit all claims to binding arbitration, he is knowingly waiving any right to trial by jury or other judicial forum that might otherwise exist. Each party shall be responsible for its own costs of arbitration. Joint costs (such as the fees of the arbitrator) shall be borne equally. Discovery shall not be permitted in the arbitration. With respect to disputes arising under Sections 4 and 5 of this Agreement, Executive and the Company consent and submit themselves to the jurisdiction of the courts of the State of Ohio.

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      11.5  AMENDMENT. This Agreement may be amended only by a written document signed by both parties.

      11.6 NO WAIVER. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

      11.7 HEADINGS. The headings contained in this Agreement are for reference only and shall not affect the meaning or interpretation of any provision of this Agreement.

      11.8 PRIOR AGREEMENTS. This Agreement supersedes in all respects all prior agreements between the parties, whether written or oral, regarding the subject matter hereof.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

                                            CORRPRO COMPANIES, INC.

                                                 /s/ Robert M. Mayer
                                            By:  __________________________

                                                 Senior Vice President
                                            Its: __________________________

                                            "COMPANY"

                                            /s/ Joseph P. Lahey
                                            _______________________________
                                            Joseph P. Lahey
                                            "EXECUTIVE"

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